                                                 ------------------------------
                                                          OMB APPROVAL
                                                 ------------------------------
                                                 OMB Number
                                                 Expires:
                                                 Estimated average burden
                                                 hours per response ...... 1.0
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[X] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

===============================================================================
1. Name and Address of Reporting Person*

   Nestle S.A.
-------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   Avenue Nestle 55, CH-1800
-------------------------------------------------------------------------------
                                    (Street)

   Vevey                    Switzerland
-------------------------------------------------------------------------------
   (City)                           (State)                           (Zip)

===============================================================================
2. Issuer Name and Ticker or Trading Symbol


   Transcend Therapeutics, Inc./TSND
===============================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


===============================================================================
4. Statement for Month/Year

   December 1997
===============================================================================
5. If Amendment, Date of Original (Month/Year)


===============================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

===============================================================================
7. Individual or Joint/Group Filing
   (Check applicable line)

   [   ] Form filed by one Reporting Person
   [ X ] Form filed by more than one Reporting Person

===============================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                                                                 5.            6.
                                                                 4.                              Amount of     Owner-
                                                                 Securities Acquired (A) or      Securities    ship
                                                                 Disposed of (D)                 Beneficially  Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End  Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's   (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year   Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)          (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------


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Common Stock                          12/31/97       J3              798,744     A      $10.00   798,744        I        By Nestle
                                                                                                                         USA,
                                                                                                                         Inc., a
                                                                                                                         Subsidiary
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===================================================================================================================================

*   If the form is filed by more than one Reporting  Person, see Instruction
    4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-    ative   Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-  of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:    In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-     ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct  Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)     ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)      4)
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===================================================================================================================================

Explanation of Responses:  With respect to Table I, Column 3, the shares were acquired as a result of the merger of Nestle
                           Clinical Nutrition Corporation, the previous holder of the Issuer's shares, with and into
                           Nestle USA, Inc., whereby Nestle USA, Inc. was the surviving company.



/s/ Hans Peter Frick                                       2/13/98
--------------------------------------------            ------------------
       Hans Peter Frick                                          Date
       Senior Vice President
  **Signature of Reporting Person

**  Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

    Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

(122795DTI)

                                                 ------------------------------
                                                          OMB APPROVAL
                                                 ------------------------------
                                                 OMB Number
                                                 Expires:
                                                 Estimated average burden
                                                 hours per response ...... 1.0
                                                 ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[X] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

===============================================================================
1. Name and Address of Reporting Person*

   Nestle USA, Inc.
-------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   3003 Bainbridge Road
-------------------------------------------------------------------------------
                                    (Street)

   Solon                            Ohio                          44139
-------------------------------------------------------------------------------
   (City)                           (State)                           (Zip)


===============================================================================
2. Issuer Name and Ticker or Trading Symbol


   Transcend Therapeutics, Inc./TSND
===============================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


===============================================================================
4. Statement for Month/Year

   December 1997
===============================================================================
5. If Amendment, Date of Original (Month/Year)


===============================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



===============================================================================
7. Individual or Joint/Group Filing
   (Check applicable line)

   [   ] Form filed by one Reporting Person
   [ X ] Form filed by more than one Reporting Person

===============================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                                                                 5.            6.
                                                                 4.                              Amount of     Owner-
                                                                 Securities Acquired (A) or      Securities    ship
                                                                 Disposed of (D)                 Beneficially  Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End  Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's   (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year   Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)          (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------


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Common Stock                          12/31/97       J3              798,744     A      $10.00   798,744        D

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-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

*   If the form is filed by more than one Reporting  Person, see Instruction
    4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-    ative   Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-  of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:    In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-     ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct  Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)     ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)      4)
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===================================================================================================================================

Explanation of Responses:  With respect to Table I, Column 3, the shares were acquired as a result of the merger of Nestle
                           Clinical Nutrition Corporation, the previous holder of the Issuer's shares, with and into
                           Nestle USA, Inc., whereby Nestle USA, Inc. was the surviving company.



/s/ James H. Ball                                         2/16/98
--------------------------------------------            ------------------
       James H. Ball                                              Date
       Senior Vice President
  **Signature of Reporting Person

**  Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

    Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

(122795DTI)